Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 13, 2006	Rick Andre (818) 704-3750

21st CENTURY INSURANCE ANNOUNCES DEPARTURE OF
CFO LAWRENCE BASCOM

Woodland Hills, CA – 21st Century Insurance (NYSE:TW) announced today that it has given notice terminating the employment of Senior Vice President and Chief Financial Officer Lawrence Bascom, effective April 7, 2006.  The notice cited differences in management styles.

21st will immediately begin its search for Bascom’s successor.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the company insures over 1.5 million vehicles in California, Texas, Illinois and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the Web. 21st Century Insurance Company, 21st Century Casualty Company and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

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